Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter and Year End 2013 Results

LAS VEGAS, January 30, 2014 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2013.

Net revenues for the fourth quarter of 2013 were $1,519.9 million, compared to $1,289.1 million in the fourth quarter of 2012. The growth was driven by a 24.6% revenue increase from our Macau operations and 2.4% higher net revenues from our Las Vegas operations. Adjusted property EBITDA (1) was $498.4 million for the fourth quarter of 2013, a 25.1% increase from $398.5 million in the fourth quarter of 2012.

For the full year, net revenues were $5,620.9 million in 2013, up 9.1% from $5,154.3 million in 2012. Adjusted property EBITDA grew 14.9% to reach an annual record of $1,810.8 million in 2013, a result of record annual performances at both Wynn Macau and Wynn Las Vegas. For 2013, adjusted property EBITDA at Wynn Macau rose 13.4% to $1,324.1 million and increased 19.1% to $486.7 million at Wynn Las Vegas.

On a US GAAP basis, net income attributable to Wynn Resorts for the fourth quarter of 2013 was $213.9 million, or $2.10 per diluted share, compared to a net income attributable to Wynn Resorts of $111.4 million, or $1.10 per diluted share, in the fourth quarter of 2012. Such figures for the full year were $728.7 million, or $7.17 per diluted share, in 2013 and $502.0 million, or $4.82 per diluted share, in 2012.

Adjusted net income attributable to Wynn Resorts (2) in the fourth quarter of 2013 was $231.2 million, or $2.27 per diluted share (adjusted EPS), compared to an adjusted net income attributable to Wynn Resorts of $118.2 million, or $1.17 per diluted share, in the fourth quarter of 2012. For the full year, adjusted net income attributable to Wynn Resorts rose significantly in 2013 to $776.8 million, or $7.64 per diluted share. This amount compares to $558.4 million, or $5.36 per diluted share, in 2012.

Wynn Resorts also announced today that the Company has approved a cash dividend for the quarter of $1.25 per common share. This dividend will be payable on February 27, 2014, to stockholders of record on February 13, 2014.

Macau Operations

In the fourth quarter of 2013, net revenues were $1,119.9 million, a 24.6% increase from the $898.7 million generated in the fourth quarter of 2012. Adjusted property EBITDA in the fourth quarter of 2013 reached a record $374.2 million, up 32.1% from $283.2 million in the fourth quarter of 2012.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $34.4 billion for the fourth quarter of 2013, a 23.9% increase from $27.7 billion in the fourth quarter of 2012. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 2.92%, within the expected range of 2.7% to 3.0% and below the 2.96% experienced in the fourth quarter of 2012.

Table games win in the mass market segment increased by 34.6% in the fourth quarter to $292.9 million. Mass market table games win per unit per day increased by 22.5% to $14,552 from $11,875 in the fourth quarter of 2012. Drop in the mass market segment was $691.8 million in the fourth quarter of 2013, down 1.1% from the December 2012 quarter, while the segment’s win percentage of 42.3% compares to 31.1% in last year’s fourth quarter and sequentially to 38.0% in the third quarter of 2013. Note that customers purchase mass market gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market segment should be table games win.

Slot machine handle of $1.4 billion for the fourth quarter of 2013 was 28.3% above the prior-year quarter, and slot win increased 26.8% compared to the prior-year period. Win per unit per day was 38.5% higher at $879, compared to $635 in the fourth quarter of 2012. The average number of slots in the 2013 fourth quarter declined by 81 machines versus the 2012 period due to various changes designed to enhance the comfort of the casino floor.

As of January 26, 2014, we have 513 tables (283 VIP tables, 220 mass market tables and 10 poker tables) and 866 slot machines at Wynn Macau.

For the fourth quarter of 2013, we achieved an average daily rate (ADR) of $315, modestly above the $314 reported in the 2012 fourth quarter. Occupancy at Wynn Macau of 96.7% compares to 96.5% in the prior-year period, and revenue per available room (REVPAR) rose 0.6% to $304 in the 2013 quarter from $303 in last year’s fourth quarter. Gross non-casino revenues increased 3.9% during the quarter to $108.5 million.

During the first half of 2013, we began a renovation of the approximately 600 guestrooms in the original Wynn Macau tower, resulting in an approximate 3% reduction in the number of available room-nights in the 2013 fourth quarter versus the prior-year period. We completed the guestroom renovation in mid-December.

Wynn Palace Project in Macau

The Company is currently constructing Wynn Palace, a full-scale integrated resort containing a 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings, and food and beverage outlets on Cotai in Macau. In July 2013, we signed a $2.6 billion guaranteed maximum price (GMP) contract for the project’s construction. The total project budget, including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees, is $4.0 billion. We expect to open our resort on Cotai in the first half of 2016.

During the fourth quarter of 2013, we invested approximately $184.9 million in our Cotai project, taking the total investment to date to $704 million.

Las Vegas Operations

For the quarter ended December 31, 2013, net revenues were $400.0 million, a 2.4% increase from $390.4 million in the fourth quarter of 2012. Adjusted property EBITDA was $124.2 million, up 7.7% from the $115.3 million generated in the comparable period in 2012. EBITDA margin on net revenues rose to 31.0% in the fourth quarter of 2013, from 29.5% in the fourth quarter of 2012.

Net casino revenues in the fourth quarter of 2013 were $202.3 million, a 12.1% increase from the fourth quarter of 2012. Table games drop of $724.4 million was up 6.6% compared to $679.4 million in the 2012 quarter. Table games win percentage was 28.8%, above both the property’s expected range of 21% to 24% and the 26.8% reported in the 2012 quarter. Slot machine handle of $731.9 million was 3.5% below the $758.4 million in the comparable period of 2012, while net slot win was down 6.3% due in part to lower hold in the 2013 quarter.

Room revenues were up 2.3% to $89.8 million during the quarter, versus $87.8 million in the fourth quarter of 2012. Average daily rate (ADR) modestly improved to $256 from $254, and occupancy increased to 80.8% from 79.2% in the fourth quarter of 2012. Revenue per available room (REVPAR) was $207 in the 2013 fourth quarter, 3.0% above the $201 reported in the prior-year quarter.

Food and beverage revenues in the fourth quarter of 2013 were $98.1 million, down 11.7% from the 2012 fourth quarter primarily due to declines in nightclub and catering revenues. Retail revenues improved 6.9% from last year’s quarter to $23.6 million, a result of reconfigurations to our retail area in the first half of 2013. Entertainment revenues declined to $18.0 million in the 2013 fourth quarter from $21.0 million due to a show that ended its run at the Encore Theater in November 2012.

Balance Sheet and Other

Our total cash and investments balance at December 31, 2013 was $2.9 billion. Total debt outstanding at the end of the quarter was $6.6 billion, including $3.1 billion of Wynn Las Vegas debt, $1.5 billion of Wynn Macau debt and $1.9 billion at the parent company. Note that, during the 2013 fourth quarter, Wynn Macau, Limited issued $600.0 million of new 5.25% senior notes due in 2021. Additionally, Wynn Las Vegas, LLC redeemed the remaining $225.3 million of its 7.875% first mortgage notes due in 2017.

Conference Call Information

The Company will hold a conference call to discuss its results on January 30, 2014 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts, Limited is net income before pre-opening costs, property charges and other, and certain other non-operating income and expenses. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income per share attributable to Wynn Resorts, Limited (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating revenues:
Casino	$1,262,391	$1,019,249	$4,490,637	$4,034,759
Rooms	119,299	117,965	492,230	479,983
Food and beverage	125,198	135,592	586,672	588,437
Entertainment, retail and other	108,967	108,811	418,705	417,209

Gross revenues	1,615,855	1,381,617	5,988,244	5,520,388
Less: promotional allowances	(95,958)	(92,533)	(367,308)	(366,104)

Net revenues	1,519,897	1,289,084	5,620,936	5,154,284

Operating costs and expenses:
Casino	783,982	652,615	2,846,489	2,626,822
Rooms	32,483	31,334	133,503	126,527
Food and beverage	70,115	72,824	323,573	308,394
Entertainment, retail and other	46,497	45,185	175,257	189,832
General and administrative	116,472	120,187	448,788	441,699
Provision for doubtful accounts	4,773	12,023	11,877	18,091
Pre-opening costs	1,577	466	3,169	466
Depreciation and amortization	91,990	93,057	371,051	373,199
Property charges and other	3,567	3,431	17,138	39,978

Total operating costs and expenses	1,151,456	1,031,122	4,330,845	4,125,008

Operating income	368,441	257,962	1,290,091	1,029,276

Other income (expense):
Interest income	4,118	4,736	15,713	12,543
Interest expense, net of capitalized interest	(76,332)	(77,742)	(299,022)	(288,759)
Increase (decrease) in swap fair value	1,104	(3,939)	14,235	991
Loss on extinguishment of debt	(13,857)	(660)	(40,435)	(25,151)
Equity in income from unconsolidated affiliates	206	175	1,085	1,086
Other	471	2,076	4,856	3,012

Other income (expense), net	(84,290)	(75,354)	(303,568)	(296,278)

Income before income taxes	284,151	182,608	986,523	732,998

Benefit (provision) for income taxes	6,335	(16,782)	17,634	(4,299)

Net income	290,486	165,826	1,004,157	728,699

Less: Net income attributable to noncontrolling interests	(76,602)	(54,453)	(275,505)	(226,663)

Net income attributable to Wynn Resorts, Limited	$213,884	$111,373	$728,652	$502,036

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$2.12	$1.11	$7.25	$4.87
Diluted	$2.10	$1.10	$7.17	$4.82
Weighted average common shares outstanding:
Basic	100,748	100,080	100,540	103,092
Diluted	101,807	101,122	101,641	104,249

Dividends declared per common share	$4.00	$8.00	$7.00	$9.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income attributable to Wynn Resorts, Limited	$213,884	$111,373	$728,652	$502,036
Pre-opening costs	1,577	466	3,169	466
Loss on extinguishment of debt	13,857	660	40,435	25,151
(Increase) decrease in swap fair value	(1,104)	3,939	(14,235)	(991)
Property charges and other	3,567	3,431	17,138	39,978
Adjustment for noncontrolling interest	(547)	(1,625)	1,680	(8,263)

Adjusted net income attributable to Wynn Resorts, Limited(2)	$231,234	$118,244	$776,839	$558,377

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$2.27	$1.17	$7.64	$5.36

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Three Months Ended December 31, 2013
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$285,555	$47,981	$34,905	$368,441

Pre-opening costs	1,577	—	—	1,577
Depreciation and amortization	30,762	59,694	1,534	91,990
Property charges and other	1,500	2,067	—	3,567
Management and royalty fees	44,445	6,001	(50,446)	—
Corporate expense and other	9,259	8,653	10,208	28,120
Stock-based compensation	1,116	(232)	3,582	4,466
Equity in income (loss) from unconsolidated affiliates	—	(11)	217	206

Adjusted Property EBITDA(1)	$374,214	$124,153	$—	$498,367

	Three Months Ended December 31, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$206,374	$37,749	$13,839	$257,962

Pre-opening costs	466	—	—	466
Depreciation and amortization	30,248	61,540	1,269	93,057
Property charges and other	1,458	1,973	—	3,431
Management and royalty fees	36,094	5,856	(41,950)	—
Corporate expense and other	7,513	7,162	22,765	37,440
Stock-based compensation	1,043	1,044	3,857	5,944
Equity in income (loss) from unconsolidated affiliates	—	(45)	220	175

Adjusted Property EBITDA(1)	$283,196	$115,279	$—	$398,475

			Three Months Ended December 31,
			2013	2012
Adjusted Property EBITDA(1)			$498,367	$398,475

Pre-opening costs			(1,577)	(466)
Depreciation and amortization			(91,990)	(93,057)
Property charges and other			(3,567)	(3,431)
Corporate expenses and other			(28,120)	(37,440)
Stock-based compensation			(4,466)	(5,944)
Interest income			4,118	4,736
Interest expense, net of capitalized interest			(76,332)	(77,742)
Increase (decrease) in swap fair value			1,104	(3,939)
Loss on extinguishment of debt			(13,857)	(660)
Other			471	2,076
Benefit (provision) for income taxes			6,335	(16,782)

Net income			290,486	165,826
Less: Net income attributable to noncontrolling interests			(76,602)	(54,453)

Net income attributable to Wynn Resorts, Limited			$213,884	$111,373

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Year Ended December 31, 2013
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$1,002,463	$167,050	$120,578	$1,290,091

Pre-opening costs	3,169	—	—	3,169
Depreciation and amortization	119,597	245,119	6,335	371,051
Property charges and other	5,003	12,162	(27)	17,138
Management and royalty fees	160,923	23,721	(184,644)	—
Corporate expense and other	28,593	32,026	28,110	88,729
Stock-based compensation	4,371	6,397	28,770	39,538
Equity in income from unconsolidated affiliates	—	207	878	1,085

Adjusted Property EBITDA(1)	$1,324,119	$486,682	$—	$1,810,801

	Year Ended December 31, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$858,131	$74,027	$97,118	$1,029,276

Pre-opening costs	466	—	—	466
Depreciation and amortization	119,620	250,153	3,426	373,199
Property charges and other	10,382	29,563	33	39,978
Management and royalty fees	147,101	22,318	(169,419)	—
Corporate expense and other	29,177	26,809	56,173	112,159
Stock-based compensation	2,463	5,291	11,894	19,648
Equity in income from unconsolidated affiliates	—	311	775	1,086

Adjusted Property EBITDA(1)	$1,167,340	$408,472	$—	$1,575,812

			Year Ended December 31,

			2013	2012

Adjusted Property EBITDA(1)			$1,810,801	$1,575,812

Pre-opening costs			(3,169)	(466)
Depreciation and amortization			(371,051)	(373,199)
Property charges and other			(17,138)	(39,978)
Corporate expense and other			(88,729)	(112,159)
Stock-based compensation			(39,538)	(19,648)
Interest income			15,713	12,543
Interest expense, net of capitalized interest			(299,022)	(288,759)
Increase in swap fair value			14,235	991
Loss on extinguishment of debt			(40,435)	(25,151)
Other			4,856	3,012
Benefit (provision) for income taxes			17,634	(4,299)

Net income			1,004,157	728,699
Less: Net income attributable to noncontrolling interests			(275,505)	(226,663)

Net income attributable to Wynn Resorts, Limited			$728,652	$502,036

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Room Statistics for Macau operations:
Occupancy %	96.7%	96.5%	95.5%	93.0%
Average Daily Rate (ADR)(a)	$315	$314	$313	$315
Revenue per available room (REVPAR) (b)	$304	$303	$299	$293

Other information for Macau operations:
Table games win per unit per day(c)	$28,663	$23,210	$26,188	$23,654
Slot machine win per unit per day(d)	$879	$635	$777	$718
Average number of table games	492	486	491	489
Average number of slot machines	874	955	866	941

Room Statistics for Las Vegas operations:
Occupancy %	80.8%	79.2%	84.6%	82.9%
Average Daily Rate (ADR) (a)	$256	$254	$258	$252
Revenue per available room (REVPAR) (b)	$207	$201	$218	$209

Other information for Las Vegas operations:
Table games win per unit per day(c)	$9,849	$8,896	$7,729	$7,031
Table Win %	28.8%	26.8%	25.1%	21.9%
Slot machine win per unit per day(d)	$258	$225	$239	$206
Average number of table games	230	222	233	220
Average number of slot machines	1,877	2,296	2,030	2,358

(a)	ADR is Average Daily Rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(b)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(c)	Table games win per unit per day is shown before discounts and commissions, as applicable.
(d)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Lewis Fanger, Vice President

702-770-7555

investorrelations@wynnresorts.com